Exhibit 99.1

News

Media: Wendi Taylor Nations

+1 (312) 496 1810

wtaylornations@heidrick.com

Investors and analysts: Julie Creed

+1 (312) 496 1774

jcreed@heidrick.com

Heidrick & Struggles Announces CFO Transition

CHICAGO – March 1, 2011 – Heidrick & Struggles International, Inc. (Nasdaq:HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced that Scott Krenz, the company’s Executive Vice President, Chief Financial Officer, has decided to retire to pursue a PhD in History. Krenz, 59, joined Heidrick & Struggles in 2008.

L. Kevin Kelly, Chief Executive Officer, said, “Scott has made valuable contributions to Heidrick & Struggles over the last three years and we wish him the best. He implemented important operational efficiencies to improve the cost structure of the company. Our executive team remains fully committed to further executing that cost discipline moving forward.”

The formal search for a new Chief Financial Officer will begin immediately. Krenz will remain at Heidrick & Struggles as part of a coordinated plan to ensure a seamless transition and complete the close of the company’s 2011 first quarter and filing of its 2010 10-K.

Until the search for a new CFO is complete, Heidrick & Struggles veterans, Catherine Baderman and Korhan Kivanc, will manage the finance department to provide continuity of financial strategy and support to the global team. Baderman, 43, Vice President Controller and Head of Business Services, has been with the firm since 2003. Kivanc, 40, Vice President of Finance Advisory Services, joined the firm in 2007.

“I leave Heidrick & Struggles with tremendous pride in our accomplishments over the past three years. This is a remarkable company with talented and committed people,” Krenz said. “I will miss my team, but I am excited about being a student again.”

About Heidrick & Struggles

Heidrick & Struggles International, Inc., (Nasdaq: HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment and development, talent retention management, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles’ leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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